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FORM 4                                                 OMB APPROVAL
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[ ] Check this box if no longer             OMB Number                 3235-0287
    subject to Section 16. Form 4           Expires:           December 31, 2001
    or Form 5 obligations may               Estimated average burden
    continue. See Instruction 1(b).          hours per response............. 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
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1. Name and Address of Reporting Person*

   Davies              John               M.
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   (Last)             (First)          (Middle)

  c/o Ulmer & Berne LLP, 1300 East 9th Street, Suite 900
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   (Street)

   Cleveland            Ohio          44114-1583
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   (City)             (State)           (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   Frontier Adjusters of America, Inc. (FAJ)
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3. IRS Or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   May 2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                          [X] 10% Owner
   [X] Officer (give title below)        [ ] Other (specify below)

   President, CEO and Chairman of the Board
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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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
Form 4 (continued)

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               TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
1.Title of    2. Trans-                                           5. Amount of      6. Owner-
  Security       action  3. Trans-     4. Securities Acquired (A)    Securities        ship
  (Instr. 3)     Date       action        or Disposed of (D)         Beneficially      Form:      7. Nature of
                 (Month/    Code          (Instr. 3, 4 and 5)        Owned at          Direct        Indirect
                 Day/       (Instr. 8)    ----------------------     End of Month      (D) or        Beneficial
                 Year)      ----------             (A) or            (Instr. 3 and 4)  Indirect I)   Ownership
                            Code    V     Amount   (D)     Price                       (Instr. 4)    (Instr. 4)
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Common Stock     5/2/2001    P           2,629,257    A    $1.58     2,629,757(1)(2)    D and I     By Merrymeeting, Inc.
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       Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
              (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative   2. Conver-   3. Trans-   4. Transac-   5. Number of Derivative
   Security (Instr. 3)      sion or      action      tion          Securities Acquired
                            Exercise     Date        Code          (A) or Disposed
                            Price of     (Month/     (Instr. 8)    of (D)(Instr. 3,4, and 5)
                            Derivative   Day/        -----------   -------------------------
                            Security     Year)       Code      V         (A)         (D)
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6. Date Exercisable                                        9. Number
   and Expiration    7. Title and Amount of                   of Derivative  10. Ownership
   Date (Month/         Underlying Securities                 ative              Form of
   Day/Year)            (Instr. 3 and 4)                      Securities         Derivative  11. Nature of
   ----------------    --------------------   8. Price of     Beneficially       Security:       Indirect
   Date     Expira-               Amount or      Derivative   Owned at           Direct (D)      Beneficial
   Exer-    tion                  Number of      Security     End of Month       or Indirect     Ownership
   cisable  Date       Title      Shares         (Instr.5)    (Instr. 4)         (I)(Instr.4)    (Instr.4)
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

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(1)  The Reporting  Person is a 50%  shareholder  of MMI,  which owns  5,258,513 shares of Frontier. This amount includes only 2,629,257 shares, or 50%, of the Frontier shares held by Merrymeeting, Inc. The Reporting Person disclaims any beneficial interest in the other 2,629,256 shares of Frontier held by Merrymeeting, Inc., which are not included in Item No. 5 above. This report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
(2)  Includes 500 shares held directly by the Reporting Person.

Explanation of Responses:

                           /s/ John M. Davies                    May 15, 2001
                           -------------------------------     -----------------
                           **Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).